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                                                                   Exhibit 10.18

                                 Amendment No. 2
                                       To
                       Nastech Pharmaceutical Company Inc.
                            2004 Stock Incentive Plan

      Pursuant to the resolutions adopted by the Board of Directors of Nastech Pharmaceutical Company Inc. (the "Company") on October 5, 2005, the following amendments to the Nastech Pharmaceutical Company Inc. 2004 Stock Incentive Plan are hereby adopted effective as of October 5, 2005:

1. Section 2.7, paragraph (a), is hereby deleted in its entirety and replaced with the following:

            "(a) Restricted Stock Grants. The Committee may grant restricted shares of Common Stock to such key persons, in such amounts, and subject to such transferability, vesting and forfeiture provisions, and other terms and conditions, as the Committee shall determine in its sole discretion, subject to the provisions of the Plan. Restricted stock awards may be made independently of or in connection with any other award under the Plan. A grantee of a restricted stock award shall have no rights with respect to such award unless such grantee accepts the award within such period as the Committee shall specify by accepting delivery of a Grant Certificate in such form as the Committee shall determine and, in the event the restricted shares are newly issued by the Company, makes payment to the Company or its exchange agent by certified or official bank check (or the equivalent thereof acceptable to the Company) in an amount at least equal to the par value of the shares covered by the award."